SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 8, 2006

MERCANTILE BANKSHARES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

0-5127	52-0898572
(Commission File Number)	(IRS Employer Identification No.)

Two Hopkins Plaza, P.O. Box 1477,
Baltimore, Maryland	21203
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 237-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     On October 8, 2005, Mercantile Bankshares Corporation, a Maryland corporation (“Bankshares”), and The PNC Financial Services Group, Inc., a Pennsylvania corporation (“PNC”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Bankshares will merge with and into PNC (the “Merger”), with PNC continuing as the surviving corporation.

     In connection with the Merger Agreement, Bankshares and Mercantile-Safe Deposit and Trust Company (the “Rights Agent”) entered into an amendment (the “Rights Agreement Amendment”) to the Stockholder Protection Rights Agreement dated as of June 8, 1999 (“Rights Agreement”) immediately prior to the execution of the Merger Agreement.

     At the effective time and as a result of the Merger, each issued and outstanding share of the common stock, par value $2.00 per share, of Bankshares (“Bankshares Common Stock”) will be converted into the right to receive 0.4184 share of the common stock, par value $5.00 per share, of PNC and $16.45 in cash (collectively, the “Merger Consideration”). Upon consummation of the Merger, all outstanding options to acquire Bankshares Common Stock will be canceled in exchange for the right to receive, on the terms and conditions set forth in the Merger Agreement, the cash equivalent of the Merger Consideration as more fully described in Section 1.5 of the Merger Agreement. Upon consummation of the Merger, each restricted share of Bankshares Common Stock and each restricted stock unit of Bankshares Common Stock will be converted into the right to receive the Merger Consideration on the terms and conditions set forth in Section 1.5 of the Merger Agreement. Upon consummation of the Merger, each phantom stock unit of Bankshares Common Stock will be converted into the right to receive, on the terms and conditions set forth in the Merger Agreement, the cash equivalent of the Merger Consideration, the Merger Consideration or a number of phantom stock units of PNC based on the implied exchange ratio in the Merger, in each case as more fully described in for in Section 1.5 of the Merger Agreement.

     Following the effective time of the Merger, two members of Bankshares’ board of directors will become members of PNC’s board of directors.

     PNC and Bankshares have made representations, warranties and covenants in the Merger Agreement, including, among others, covenants to conduct their respective businesses in the ordinary course consistent with past practice between the execution of the Merger Agreement and consummation of the Merger; not to engage in certain kinds of transactions during this period; and to use their reasonable best efforts to consummate the Merger, including using their reasonable best efforts to take all steps necessary to obtain required governmental and third-party consents. In addition, Bankshares made certain additional necessary covenants, including among others, covenants to cause a Bankshares’ stockholder meeting to be held to consider approval of the Merger; for Bankshares’ board of directors to, subject to certain exceptions, recommend adoption and approval by its stockholders of the Merger Agreement; and for Bankshares not to solicit proposals relating to alternative business combination transactions or, subject to certain exceptions, enter into discussions concerning or provide confidential information in connection with alternative business combination transactions.

     Consummation of the Merger is subject to customary conditions, including approval of the holders of Bankshares common stock, absence of any legal prohibition on consummation of the Merger, obtaining required governmental and third-party consents without conditions that would reasonably be expected to have a material adverse effect (measured relative to Bankshares), the accuracy of the representations and warranties (subject generally to a material adverse effect standard) and material performance of all covenants and the delivery of customary legal opinions as to the federal tax treatment of the merger.

     The Merger Agreement contains certain termination rights for both Bankshares and PNC, and further provides that, upon termination of the Merger Agreement under specified circumstances, Bankshares may be required to pay PNC a termination fee of up to $225 million.

     The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this report by reference.

     The Merger Agreement, which has been included to provide investors with information regarding its terms, contains representations and warranties of each of PNC and Bankshares. The assertions embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a stockholder might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Investors should read the Merger Agreement together with the other information concerning PNC and Bankshares that each company publicly files in reports and statements with the Securities and Exchange Commission.

     Prior to execution of the Merger Agreement, Bankshares amended its Rights Agreement on October 8, 2006 to permit execution of the Merger Agreement and the consummation of the Merger, without triggering the separation or exercise of the stockholder rights or any adverse event under the Rights Agreement. In particular, neither PNC, nor any of its affiliates or associates shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) solely by virtue of the execution and delivery of the Merger Agreement or the consummation of the Merger.

     The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, which is filed as Exhibit 4.1 hereto, and is incorporated into this report by reference.

     On October 8, 2006 Bankshares and Edward J. Kelly, III, its President and Chief Executive Officer, entered into Amendment Number One to Restricted Stock Unit Award Agreement (the “RSU Agreement Amendment”), thereby amending the Restricted Stock Unit Award Agreement dated as of March 29, 2006 by and between Bankshares and Edward J. Kelly (the “RSU Agreement”). The RSU Agreement Amendment provides for the restricted stock units granted under the RSU Agreement to be converted to Merger Consideration at the Effective Time on the same basis as all outstanding restricted stock units of Bankshares under Section 1.5 of the Merger Agreement.

     The foregoing description of the RSU Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the RSU Agreement Amendment, which is filed as Exhibit 10.1 hereto, and is incorporated into this report by reference.

Item 3.03. Material Modification to Rights of Security Holders.

See Item 1.01 above.

Item 8.01. Other Events.

     On October 9, 2006, PNC and Bankshares issued a joint press release announcing the execution of the Merger Agreement. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

     On October 9, 2006, PNC and Bankshares held a joint conference call in connection with the announcement of the Merger Agreement. The presentation slides used in connection with the conference call are attached as Exhibit 99.2 and are incorporated herein by reference. As clarification of certain information contained on page 23 of the slide presentation:

1. The line labeled “Synergies” includes anticipated cost savings and synergies as described on page 14. The line labeled “Other” principally reflects the financing costs for the acquisition of Bankshares and intangible amortization expense.

2. The amounts shown as “Mercantile projected net income” were derived from IBES estimated EPS amounts using current fully diluted shares of approximately 127 million. PNC deemed the implied growth rate to be reasonable based on its due diligence.

3. Amounts on this page relating to the impact of the acquisition of Bankshares on PNC reflect an assumed closing date of March 1, 2007. Thus, the amounts shown as “Mercantile projected net income” for 2007 only represent ten seasonally adjusted months out of the full year amount derived from the IBES estimated EPS amount for 2007. The amounts shown as “Synergies” and “Other” also reflect proration for 2007 as a result of the assumed closing date, as does the number of shares shown as “Proforma shares outstanding (millions)” for 2007, which is an assumed average share number for the year.

4. The amounts shown as “PNC shares outstanding (millions)” reflect, among other things, assumed share repurchases under PNC’s outstanding share repurchase authorization. PNC believes that it will have the capacity to engage in shares repurchases over this period of time at least to the level that results in the average shares outstanding shown for 2008 (before giving effect to the acquisition of Bankshares) of approximately 280 million shares. The actual number of shares repurchased may vary from the amounts assumed for these purposes due to, among other factors, changes in market conditions, the amount of PNC’s earnings over this period, and the availability of other, more attractive options for deployment of any capital in excess of PNC’s target levels.

     In connection with the announcement of the Merger Agreement, Bankshares provided to its employees the information attached as Exhibits 99.3, 99.4, 99.5 and 99.6, each of which is incorporated herein by reference.

     Stockholders are urged to read the proxy statement/prospectus to be filed by Bankshares and PNC regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain free copies of the proxy statement/prospectus, as well as other filings containing information about Bankshares and PNC, without charge, at the SEC’s Internet site (http://www.sec.gov). In addition, documents filed with the SEC by PNC will be available free of charge from Shareholder Relations at (800) 843-2206. Documents filed with the SEC by Bankshares will be available free of charge from Mercantile Bankshares Corporation, 2 Hopkins Plaza P.O. Box 1477, Baltimore, Maryland 21203, Attention: Investor Relations.

     Bankshares and its directors and executive officers and certain other members of management and employees are participants in the solicitation of proxies from Bankshares’ shareholders in respect of the proposed transaction. Information regarding the directors and executive officers of Bankshares is available in the proxy statement for its May 9, 2006 annual meeting of shareholders, which was filed with the SEC on March 29, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus relating to the transaction and the other relevant documents filed with the SEC when they become available.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of October 8, 2006 by and between Mercantile Bankshares Corporation and The PNC Financial Services Group, Inc. (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

4.1	Amendment to the Stockholder Protection Rights Agreement dated as of June 8, 1999, entered into as of October 8, 2006, between Mercantile Bankshares Corporation and Mercantile-Safe Deposit and Trust Company.

10.1	Amendment Number One to Restricted Stock Unit Award Agreement by and between Mercantile Bankshares Corporation and Edward J. Kelly, III dated as of March 29, 2006, entered into as of October 8, 2006

99.1	Press Release issued jointly by Mercantile Bankshares Corporation and The PNC Financial Services Group, Inc., dated October 9, 2006.

99.2	Investor Presentation, October 9, 2006

99.3	Memorandum to Associates, October 9, 2006

99.4 99.5 99.6	PNC/MBC Merger Q&A, October 9, 2006 PNC/MBC: Key Messages, October 9, 2006 PNC/MBC: Manager’s Q&A, October 9, 2006

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCANTILE BANKSHARES CORPORATION

Date:	October 10, 2006	By:	/s/ Terry L. Troupe

			Name:	Terry L. Troupe
			Title:	Chief Financial Officer and Executive Vice President